FEDERAL INCOME TAX SHARING AGREEMENT
                      ------------------------------------

                     This Federal Income Tax Sharing Agreement (the "Agreement") is made and entered into as of the 21st day of December, 1999, by and among Comverse Technology, Inc., a New York corporation ("Parent"), and Ulticom, Inc., a New Jersey corporation ("Subsidiary").

                     WHEREAS, Parent and Subsidiary are members of an affiliated group of corporations, as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Parent is the common parent (the "Company Group");

                     WHEREAS, Parent files and will continue to file consolidated federal income tax returns with Subsidiary; and

                     WHEREAS, the parties hereto wish to provide for the allocation among them of consolidated federal income tax liability for taxable years and certain related matters;

                     NOW THEREFORE, in consideration of the foregoing promises and of the mutual covenants herein contained, the parties hereto agree as follows:

                     1. Definitions

                     (a) Terms used in this Agreement shall have the meanings ascribed to them in, and shall be interpreted in accordance with, the relevant provisions of the Code and the regulations and rulings issued thereunder, as from time to time in effect.

                     (b) For purposes of this Agreement, the terms set forth below shall be defined as follows:



h@f702.DOC

                     (i) Determination - The term "Determination" means and includes any determination within the meaning of Section 1313(a) of the Code and any of the events specified in Sections 6213(b) or (d) of the Code.

                     (ii) Hypothetical Tax Liability - The term "Hypothetical Tax Liability" as it relates to Subsidiary for a taxable year is the federal income tax liability and federal estimated tax payments determined by Parent in its reasonable discretion and computed as if Subsidiary had filed its own separate federal income tax return or had been required to make its own separate estimated tax payments (computed without regard to the carryforward or carryback of any loss, deduction or credit to such taxable year), but subject to the modifications specified in Treas. Reg. Section 1.1552-1(a)(2)(ii); provided, that (i) such liability shall be computed using the highest marginal corporate tax rate in effect for such taxable year; and (ii) if for any taxable year a Tax would be imposed on Subsidiary pursuant to Section 55 of the Code, Subsidiary's Hypothetical Tax Liability shall be increased by the amount of Tax that would be imposed under such section, computed using the alternative minimum tax rates set forth in Section 55(b)(1) of the Code and taking into account items specified in
Section 55(b)(2) of the Code attributable to Subsidiary.

                     2. ALLOCATION OF CONSOLIDATED
                        FEDERAL INCOME TAX LIABILITY

                     (a) If a consolidated federal income tax return is filed by Parent on behalf of the Company Group for any taxable year, Subsidiary shall pay to Parent an amount equal to its Hypothetical Tax Liability for such taxable year. Parent shall provide to Subsidiary a schedule that sets forth in reasonable detail the calculation of its Hypothetical Tax Liability for such taxable year.

                     (b) For purposes of the payment of such Hypothetical Tax Liability, Parent shall calculate an amount that would be required to be paid under the estimated tax requirements of Section 6655 of the Code and any other relevant sections of the Code for Subsidiary. The amount required to be paid by Subsidiary to Parent pursuant to this paragraph for such taxable year shall be paid on a current basis not later than the date on which the Company Group's consolidated federal income tax quarterly estimated tax payments are due to be paid for such quarter of such taxable year. To the extent that Subsidiary's Hypothetical Tax Liability for a given year exceeds the aggregate of the quarterly estimated tax payments made by Subsidiary for such year, Subsidiary shall make an additional tax payment (together with any and all interest, additions to tax, fines and penalties with respect thereto) under the requirements of Section 6151 of the Code. Such final tax payment shall be made to Parent no later than the date the Company Group consolidated final tax payment is due. To the extent that the quarterly estimated tax payments made by Subsidiary during a particular tax year exceed its Hypothetical Tax Liability for such year, the excess shall be refunded by Parent or credited toward such Subsidiary's subsequent year's estimated tax payment.

                     (c) Subsidiary shall provide Parent with all of the tax related information necessary for Parent to compute (i) Subsidiary's quarterly estimated tax payments no later than fifteen (15) days before the Company Group's consolidated federal income tax quarterly estimated tax payments are due for a particular quarter and (ii) Subsidiary's Hypothetical Tax Liability and
(iii) Subsidiary's share of the Company Group's final tax payment for a taxable year no later than fifteen (15) days before the Company Group's federal income tax return for such taxable year is due.


                     3. TAX SAVINGS

                     No payments shall be made by Parent to Subsidiary for any loss, deduction or credit generated by such Subsidiary in a taxable year.

                     4. ADJUSTMENTS TO CONSOLIDATED
                        FEDERAL INCOME TAX LIABILITY

                     If pursuant to a Determination, the filing of an amended tax return or a claim for refund, a change or adjustment (other than a change or adjustment resulting from the carryback of a deduction, loss or credit) is made to items reported on a consolidated federal income tax return of the Company Group, then the amount of the payments required to be made pursuant to Section 2 hereof shall be recomputed for such taxable year in accordance with the provisions of Section 2 hereof, taking into account such change or adjustment. The parties recognize that the recomputed liability is not necessarily the final tax liability and that there may be additional recomputations. Not later than
(i) five (5) days before the due date for any additional payment of tax by Parent, (ii) five (5) days after the receipt of a refund or (iii) promptly following the event giving rise to the recomputation if such event will not result in the payment of additional tax or the receipt of a refund, Parent shall pay to the Subsidiary, or Subsidiary shall pay to Parent, as the case may be, the difference between the amount originally paid under Section 2 hereof and the recomputed amounts.

                     5. TERMINATION OF AFFILIATION

                     (a) The parties recognize that at some future date Subsidiary may cease to be included in the Company Group but continue to be a corporation subject to federal income tax ( the "Former Member"). In such event,

Parent and the Former Member shall consult and shall furnish each other with information required to prepare accurately (a) the consolidated federal income tax return of the Company Group for the last taxable year in which the Former Member was included in the Company Group, and (b) the federal income tax returns for all taxable years thereafter of the Former Member and Parent, respectively, in which the tax liability of either may be affected by their former affiliation (including, for example, the apportionment of any consolidated net operating or capital loss or general business or foreign tax credit carryover to the Former Member).

                     (b) Parent and the Former Member also shall consult and furnish each other with information concerning the status of any tax audit or tax refund claim relating to a taxable year in which the Former Member was included in the Company Group and a consolidated federal income tax return was filed. The Former Member shall have the right to participate, at its own expense, with Parent in the relevant portions of any audit of a taxable year during which the Former Member was a Member of the Company Group and as to which the Former Member's tax liability for such taxable year may be affected.

                     (c) Payments which would have been required under this Agreement to or by the Former Member, were the Former Member still a member of the Company Group, and with respect to taxable year(s) as to which the Former Member was a member of the Company Group, shall be so made in accordance with principles and methodologies set forth in this Agreement and at the time(s) set forth herein.

                     6. TERM OF AGREEMENT

                     This Agreement shall continue in effect until sixty days after the expiration of the applicable statute of limitations (including all periods of extension, whether automatic or permissive) with respect to the final taxable year of the Company Group which includes Subsidiary.

                     7. INTEREST ON LATE PAYMENTS

                     Any payment due and owing by one party hereto to another which is not paid on or before the due date (if any) specified herein shall bear interest at the blended rate in effect under Section 6621(a)(1) of the Code for the period beginning on the day after the date the payment is due hereunder to the date on which the payment is made.

                     8. EFFECTIVE DATE

                     This Agreement shall be effective as of August 31, 1995.

                     9. MISCELLANEOUS PROVISIONS

                     (a) This Agreement supersedes all prior written or oral understandings between the parties hereto relating to the subject matter hereof and contains the entire understanding of the parties hereto with respect to such subject matter. No alteration, amendment, or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.

                     (b) This Agreement has been made in, and shall be construed and enforced in accordance with the laws of, the State of New York, without regard to New York's conflict of law principles.

                     (c) As between the parties hereto, the provisions of this Agreement shall fix the liability of each to the other as to the matters provided for herein, regardless of whether such provisions are controlling for federal income tax or other purposes (including, without limitation, computations of earnings and profits).

                     (d) This Agreement shall be binding upon, enforceable by and against, and inure to the benefit of, the parties hereto and their respective successors and assigns, and no assignment shall relieve any party's obligation hereunder without the written consent of the other party.

                     (e) In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

                     (f) All determinations required hereunder for each taxable year shall be made by Parent. Such determination shall be final and binding upon the parties for the purposes hereof.

                     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the 21st day of December, 1999.


                                        COMVERSE TECHNOLOGY, INC.

                                        By: /s/ David Kreinberg
                                            ---------------------------------
                                            Name: David Kreinberg
                                            Title: Cheif Financial Officer



                                        ULTICOM, INC.

                                        By: /s/ Shawn Osborne
                                            ---------------------------------
                                            Name: Shawn Osborne
                                            Title: President and
                                                   Chief Executive Officer